For immediate release:                                          Dec. 11, 1998


                      IP SEES HIGH DEMAND, FAVORABLE RATES
                          FOR TRANSITION BOND OFFERING

     DECATUR, Ill. -- Illinois Power yesterday successfully priced (sold) $864 million in asset-backed "transition funding" bonds. This was the single largest financial transaction ever executed by Illinois Power.

     The bonds were sold in seven tranches (groupings) with varying maturity dates and interest rates. The average yield on these bonds was 5.52 percent.

     "We're very pleased with the rates we were able to obtain and with the broad demand for these bonds," said Eric B. Weekes, Illinois Power Treasurer. The bonds had been rated AAA by four rating agencies (Duff & Phelps Credit Rating Company, Fitch IBCA, Inc., Moody's Investors Service, Inc., and Standard & Poor's).

     This new funding option was made available to Illinois utilities in late 1997 with enactment of electric deregulation legislation. The aim was to provide utilities a financial tool that could provide lower interest rates for ongoing financing needs. The bonds are secured by the ongoing revenues received by the utility related to electric service.

     Weekes says the utility will use the bond revenues to redeem Illinois Power common stock (entirely held by its parent, Illinova), debt and preferred stock.


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Illinova  will use the proceeds  from the IP common stock  repurchase  to redeem
several  million  of  its  own  common  shares   (currently  71  million  shares
outstanding).

     The lead underwriter and sole manager of the "book" for the sale of the bonds was Merrill Lynch. Salomon Smith Barney was the co-lead manager. Other co-managers included: Chase Securities Inc.; Donaldson, Lufkin & Jenrette; First Chicago Capital Markets, Inc.; NationsBanc Montgomery Securities LLC; ABN AMRO Incorporated; A.G. Edwards & Sons, Inc.; J.P. Morgan & Co.; and Loop Capital Markets, LLC.